Exhibit 99.1

For more information, contact:
Brad Pogalz (952) 887-3753

Donaldson Company Provides COVID-19 Business Update,
Announces Fourth Quarter and Full-Year 2020 Earnings Conference Call

MINNEAPOLIS (August 6, 2020) — Donaldson Company, Inc. (NYSE: DCI), a leading worldwide provider of innovative filtration products and solutions, today is providing a business update in response to the COVID-19 pandemic.

“Our employees are doing an excellent job responding to the dynamic environment brought on by the pandemic, and we continue to prioritize the health and safety of our employees, fulfilling customer commitments and doing our part to help lessen the spread of COVID-19,” said Tod Carpenter, chairman, president and chief executive officer. “While the ultimate impact of the pandemic remains uncertain, we are focused on those things under our control: expanding into new and strategically important markets, implementing optimization initiatives to increase gross margin, managing expenses and maintaining a strong financial position. Additionally, our front-line employees have shown incredible dedication to our customers, further strengthening our reputation as a top-tier partner. We are successfully navigating the operational complexities created by COVID-19, and I am confident that our foundation for creating long-term value for our stakeholders remains strong.”

Prioritizing People

Donaldson continues to employ a variety of countermeasures to promote the health and safety of its employees during the pandemic, including social distancing practices, increased cleaning frequency and thoroughness, temperature screenings, and remote work capabilities. The Company is in various stages of bringing office employees back to their respective campus locations, with the pace of return being governed by internal assessments of workplace and workforce readiness, combined with recommendations from public health authorities. Donaldson is also evaluating enhanced remote work policies to maintain flexibility and accommodate the evolving needs of its dynamic workforce.

Maintaining Operations

Donaldson’s businesses have been deemed “essential” or “critical,” so the Company has continued to operate during the pandemic. Donaldson continues to benefit from its region-to-support-region production footprint and supply chain strategy, which provides the flexibility to adjust to local circumstances while mitigating the potential for global disruption. The Company remains in close contact with its network of high-quality suppliers, and the level of disruption is currently at the lowest level since the pandemic began. Overall, Donaldson has avoided meaningful operational interruptions as a result of the pandemic.

Financial Position and Liquidity

Donaldson has maintained a strong financial position. As of June 30, 2020, the Company’s net-debt-to-EBITDA leverage ratio was 1.0, which is consistent with the ratio at the end of third quarter 2020 and in line with Donaldson’s long-term target. Total liquidity, as defined by cash on hand, availability under a $500 million revolving credit facility and a recently closed 364-day credit facility, was $560 million at the end of June. Based on these metrics, the Company continues to believe it has ample liquidity for meeting its operational and financial obligations.

Consistent with the Company’s previously stated investment plans, the pace of capital expenditures is decelerating as its capacity expansion projects related to manufacturing and supply chain optimization are completed. Through June 30, 2020, quarter-to-date and year-to-date capital expenditures were down 55 percent and 14 percent,1 respectively, from 2019.

Donaldson remains committed to its dividend, which has been paid every quarter for 65 years and increased annually for more than 20 years. Year-to-date 2020, the Company has paid dividends of $106 million, compared with $100 million in 2019. Donaldson’s approach to share repurchase is also unchanged. At a minimum, the Company intends to offset the annual dilution of approximately 1 percent from stock-based compensation. Repurchase beyond that amount is weighed against all potential uses of cash. Donaldson has not repurchased any outstanding shares quarter-to-date, which is consistent with the previously issued expectations, and year-to-date repurchase remains at 1.6 percent of outstanding shares.

Recent Performance and Outlook

Fourth quarter 2020 sales declined about 15 percent from 2019, including the previously disclosed decline in May 2020 of about 24 percent, combined with less significant year-over-year sales declines in both June and July. July 2020 sales were the highest of the quarter, following a sequential sales increase in June versus May.

Fourth quarter 2020 sales performance was uneven across geographies. Compared with the prior year, Asia-Pacific sales declined at a more modest rate than other regions, due primarily to sales growth in China as the country continues to recover from COVID-19. Year-over-year sales trends in the EMEA region have improved versus third quarter but remain down from the prior year, and Eastern Europe continues to outperform other parts of the region. The Americas region is still under the most pressure as the economic impact from COVID-19 is compounded in the U.S. by lower oil and gas activity and increasing geopolitical uncertainty in Latin America.

In terms of product categories, new equipment remains under greater pressure from COVID-19 than replacement parts. Quarter to date, replacement parts accounted for more than 64 percent of Donaldson’s total revenue, and sales of these products continue to outperform new equipment. Engine Aftermarket sales are performing notably better than the On-Road and Off-Road first-fit businesses, while replacement parts in Process Filtration and Gas Turbine Systems are outperforming sales of new equipment in the Industrial segment.

[1] Quarter- and year-to-date results reflect the two- and eleven-month periods, respectively, ended June 30, 2020.

Quarter-to-date 2020 operating profit as a rate of sales was down from the prior year, reflecting loss of operating expense leverage on lower sales that was partially offset by higher gross margin. The Company’s gross margin continues to benefit from its initiatives related to manufacturing, supply chain and procurement optimization. Additionally, and consistent with third quarter 2020, a favorable mix of sales and lower raw materials costs are contributing to the gross margin improvement. Donaldson remains focused on disciplined management of its costs, including matching production labor with demand and maintaining tight control of headcount and discretionary expenses. The Company also remains focused on long-term profitable growth and has continued making investments in support of core strategic initiatives, like technology development and expanding into new markets and geographies.

While Donaldson continues to believe the magnitude and the duration of the impact from COVID-19 on its business are still not reasonably estimable, the Company is contemplating the following items in its fiscal 2021 planning assumptions:

•Sales trends are expected to vary widely by geography and market, and year-over-year performance of replacement parts in both segments and products related to new markets, like Food and Beverage, should continue to be better than the Company average,
•Initiatives related to manufacturing, supply chain and procurement initiatives are expected to continue benefitting gross margin,
•Operating expense is expected to include a year-over-year increase of $13 million to $15 million associated with the standard process for resetting the annual incentive plans following a lower level of incentive compensation in the prior year,
•Capital expenditures are planned meaningfully below fiscal 2020 as manufacturing and supply chain optimization projects are completed and Donaldson’s new R&D facility is brought online, and
•Free cash flow conversion is expected above 100 percent.

Donaldson intends to provide more details when it issues its fourth quarter and full-year 2020 earnings release, which is currently scheduled for Thursday, September 3, 2020.

Fourth Quarter and Full-Year 2020 Earnings Call Webcast Details

The Company plans to webcast its earnings conference call on Thursday, September 3, 2020, at 9:00 a.m. CDT.

WEBCAST:	To listen to a live webcast of the call, visit the “Events & Presentations” section of Donaldson’s Investor Relations website at IR.Donaldson.com and click on “listen to webcast” option.

REPLAY:	The webcast replay will be available within the “Events & Presentations” section of Donaldson’s Investor Relations website beginning at approximately 12:00 p.m. CDT on Thursday, September 3, 2020.

Miscellaneous

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, economic and industrial conditions worldwide; the Company's ability to maintain competitive advantages; threats from disruptive innovation; highly competitive markets with pricing pressure; the Company's ability to protect and enforce its intellectual property; the difficulties in operating globally; customer concentration in certain cyclical industries; significant demand fluctuations; unavailable raw materials or material cost inflation; inability of operations to meet customer demand; difficulties with information technology systems and security; foreign currency fluctuations; governmental laws and regulations; litigation; changes in tax laws and tax rates, regulations and results of examinations; the Company's ability to attract and retain qualified personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of intangible asset impairment; the Company's ability to manage productivity improvements; unexpected events and the disruption on operations, including the COVID-19 pandemic; the Company's ability to maintain an effective system of internal control over financial reporting; and the United Kingdom’s decision to end its membership in the European Union. These and other risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2019 and Form 10-Q for the period ended April 30, 2020. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-K.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.